Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Quhuo Limited on Form F-3, as amended ( File No. 333-273087) of our report dated April 20, 2023, with respect to our audit of the consolidated financial statements of Quhuo Limited as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of Quhuo Limited for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, PRC

November 6, 2023

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com